As filed with the Securities and Exchange Commission on April 9, 2015

Registration Statement No.  333−_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOLITRON DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-1684144
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3301 Electronics Way West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

Solitron Devices, Inc. 2007 Stock Incentive Plan

Stock Options Awarded Pursuant to Option Grant Agreements

(Full title of the plan)

Shevach Saraf

Chairman, President, Chief Executive Officer,

Treasurer and Chief Financial Officer

Solitron Devices, Inc.

3301 Electronics Way

West Palm Beach, FL 33407

(Name and address of agent for service)

(561) 848-4311

(Telephone number, including area code, of agent for service)

With a copy to:

Teddy D. Klinghoffer, Esq.

Akerman LLP

One Southeast Third Avenue, 25th Floor

Miami, Florida 33131

(305) 374-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a small reporting company.)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (4)
Common Stock, $0.01 par value (1) (3)	700,000 shares	$4.00	$2,800,000	$326.00
Common Stock, $0.01 par value (2) (3)	430,260 shares	$4.00	$1,721,040	$200.00
Total	1,130,260 shares	$4.00	$4,521,040	$526.00

(1)	Represents 700,000 shares of the Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”), issuable under the Solitron Devices, Inc. 2007 Stock Incentive Plan (the “Incentive Plan”).
(2)	Represents 430,260 shares of Common Stock issuable pursuant to stock options previously granted to Mr. Shevach Saraf, the Company's Chairman of the Board, President, Chief Executive Officer, Treasurer and Chief Financial Officer, pursuant to option grant agreements.
(3)	Each share of the Registrant’s Common Stock includes one Series A Junior Participating Preferred Stock purchase right (the “Rights”). The terms of the Rights are described in the Rights Agreement, dated as of May 29, 2012, between the Company and Continental Stock Transfer & Trust Company, as rights agent, included as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on May 29, 2012. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold and shares that may become issuable by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(4)	Estimated solely for the purpose of calculating the registration fee which was computed pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the closing price per share of our Common Stock as reported on the over-the-counter bulletin board on April 7, 2015.

This Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission” or “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

We hereby incorporate by reference into this Registration Statement the following documents or portions thereof as indicated which we have filed with Commission:

(a)	Our Annual Report on Form 10-K for the year ended February 28, 2014, filed with the SEC on May 27, 2014, and the portions of the Company’s proxy statement on Schedule 14A for the Company’s Annual Meeting of Stockholders filed with the SEC on June 6, 2014 that are incorporated therein;

(b)	Our Quarterly Reports on Form 10-Q for the periods ended May 31, 2014, August 31, 2014 and November 30, 2014, filed on July 3, 2014, October 15, 2014 (as amended on January 9, 2015), and January 20, 2015;

(c)	Our Current Reports on Form 8-K, filed on May 27, 2014, July 9, 2014, October 8, 2014, January 9, 2015, January 12, 2015 and January 23, 2015; and

(d)	The description of our common stock included in our Registration Statement on Form 8-A, filed on June 20, 1991 and June 20, 2001 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act“), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

SOLITRON DEVICES, INC.

3301 Electronics Way

West Palm Beach, Florida 33407

(561) 848-4311

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

The following is a summary of the applicable provisions in the Delaware corporate law statutes, the Company's Certificate of Incorporation, and the Company's Bylaws under which the Company's directors are exculpated from certain liabilities and directors and officers are entitled to indemnification and an advancement of expenses by reason of their service as directors, officers, employees or agents of the Company . All the directors and officers of the Company are covered by insurance policies maintained and held in effect by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Delaware General Corporation Law.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

Section 145 provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

Section 145 further provides that expenses (including attorneys' fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Section 145 also provides that any such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be paid upon such terms and conditions, if any, as the corporation deems appropriate.

Under Section 145, a Delaware corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

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Under Section 102(b)(7) of the DGCL, a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the provision may not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to payments of dividends or the repurchase or redemption of stock); or (iv) for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation.

Our Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, provided that a director shall be personally liable for such damages resulting from acts or omissions: (i) constituting a breach of the director’s duty of loyalty to the Company or its stockholders; (ii) not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) giving rise to liability under Section 174 of the DGCL; or (iv) constituting a transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation further provides that our directors shall be indemnified by the Company, and shall be entitled to advancement of expenses incurred in defending a civil or criminal action for which they are entitled to indemnification, to the full extent permitted by applicable law.

Bylaws.

Our Bylaws, as amended, provide generally that the Company shall indemnify, to the fullest extent permitted by law, any person who is or was a director or officer of the Company and who is or was involved in any manner (including, without limitation, as a party of a witness) or is threatened to be made involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was the director, officer, employee, or agent of the corporation, or is or was serving at the Company's request as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, or other enterprise. Our Bylaws further provide that the right to indemnification shall include the right to receive payment in advance of any expenses incurred by the party entitled to indemnification in connection with any such investigation, claim, action, suit or proceeding.

Our Bylaws, as amended, also provide that the Company may purchase and maintain insurance to protect itself and any person entitled to indemnity to the fullest extent permitted by applicable law.

The above discussion of the Certificate of Incorporation and the Bylaws, as amended, of the Company is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation and Bylaws, which are incorporated herein by reference.

Item 7. Exemption From Registration Claimed.

Not applicable.

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Item 8. Exhibits.

Exhibit No.	Description

3.1	Certificate of Incorporation of the Company (incorporated by reference to the Company's Form 10-K for the year ended February 28, 1993).

3.2	Bylaws of the Company (incorporated by reference to the Company's Form 10-K for the year ended February 28, 1993).

3.3	Amendment No. 1 to the Bylaws of Solitron Devices, Inc. (incorporated by reference to the Company's Form 8-K dated December 12, 2007).

3.4	Amendment No. 2 to the Bylaws of Solitron Devices, Inc. (incorporated by reference to the Company's Form 8-K filed on April 23, 2013).

5.1	Opinion of Akerman LLP

10.1	Solitron Devices, Inc. 2007 Stock Incentive Plan (incorporated by reference to the Company's Form 8-K/A, dated June 12, 2007).

10.2	Stand-Alone Option Grant Agreement between the Company and Mr. Saraf.

10.3	Stand-Alone Option Grant Agreement between the Company and Mr. Saraf.

23.1	Consent of Akerman LLP (included in Exhibit 5.1)

23.2	Consent of Goldstein Schechter Koch, P.A.

24.1	Power of Attorney (included on signature pages)

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Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on this 9th day of April, 2015.

SOLITRON DEVICES, INC.

By:	/s/ Shevach Saraf
Name:	Shevach Saraf
Title:	Chairman of the Board, President, Chief Executive Officer,
Treasurer and Chief Financial Officer
(Principal Executive Officer and Principal Financial Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shevach Saraf, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shevach Saraf	Chairman of the Board, President,	April 9, 2015
Shevach Saraf	Chief Executive Officer, Treasurer and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)

/s/ Dwight P. Aubrey	Director	April 9, 2015
Dwight P. Aubrey

/s/ John F. Chiste	Director	April 9, 2015
John F. Chiste

/s/ Jacob A. Davis	Director	April 9, 2015
Jacob A. Davis

/s/ Sidney H. Kopperl	Director	April 9, 2015
Sidney H. Kopperl

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EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Akerman LLP.

10.2	Stand-Alone Option Grant Agreement between the Company and Mr. Saraf.

10.3	Stand-Alone Option Grant Agreement between the Company and Mr. Saraf.

23.1	Consent of Akerman LLP (included in Exhibit 5.1).

23.2	Consent of Goldstein Schechter Koch, P.A.

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).

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